As filed with the Securities and Exchange Commission on July 10, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

                               PETsMART, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-3024325

(State of Incorporation)	(I.R.S. Employer Identification No.)

19601 North 27th Avenue, Phoenix, AZ 85027 Phone: (623) 580-6100
(Address of principal executive offices)

                2002 Employee Stock Purchase Plan
(Full title of the plans)

Philip L. Francis
Chairman of the Board and Chief Executive Officer
PETsMART, Inc.,
19601 N. 27th Avenue, Phoenix, AZ 85027 (623) 580-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert J. Brigham, Esq.
Cooley Godward llp
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee

Common Stock (par value $0.0001)	4,000,000 shares	$14.08	$56,320,000.00	$5,181.44

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on July 3, 2002 as reported on the Nasdaq National Market.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
Exhibit 4.1
Exhibit 4.2
Exhibit 5.1
Exhibit 23.1
Exhibit 23.2
Exhibit 99.1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by PETsMART, Inc. (the “Company”) with the Securities and Exchange Commission, are incorporated by reference into this Registration Statement:

         (a)  The Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2002, (except for Items 8 and 14(a)(1) and 14(a)(2), which appear in the Form 8-K listed below) filed with the SEC on April 15, 2002;

         (b)  The Company’s Quarterly Report on Form 10-Q for the quarter ended May 5, 2002, filed with the SEC on June 19, 2002;

         (c)  The Company’s Current Report on Form 8-K, dated June 25, 2002, filed with the SEC on June 25, 2002; and

         (d)  The description of the Company’s Common Stock which is contained in the Company’s registration statement on Form 8-A, filed with the SEC under Section 12 of the Securities and Exchange Act of 1934 on June 4, 1993.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Partners and associates of Cooley Godward LLP hold 4,216 shares of the Company’s common stock, and Cooley Godward LLP holds options to purchase 14,430 shares of the Company’s common stock.

Item 6.  Indemnification of Directors and Officers.

         Under Section 145 of the Delaware General Corporation Law the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Certificate of Incorporation requires the Company to indemnify its directors and executive officers, and permits the Company to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law. Under the Company’s Certificate of Incorporation, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law.

         The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

Exhibit
Number

4.1	Series H Preferred Stock Purchase Agreement between PETsMART and the other parties named therein, dated as of September 8, 1991.

4.2	Letter Agreement, dated January 25, 2002, by and between PETsMART, Inc. and Carrefour SA.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature pages.

99.1	2002 Employee Stock Purchase Plan.

Item 9.  Undertakings.

1.	The undersigned registrant hereby undertakes:

         (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

         (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 9, 2002.

PETsMART, Inc.

By /s/ Philip Francis

Philip L. Francis

Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip L. Francis and Brian F. Miller, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Francis Philip L. Francis	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 9, 2002

/s/ Timothy Kullman Timothy E. Kullman	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	July 9, 2002

/s/ Brian Miller Brian F. Miller	Vice President, Controller (Principal Accounting Officer)	July 9, 2002

/s/ Norman Brinker Norman E. Brinker	Director	July 9, 2002

/s/ Lawrence Del Santo Lawrence A. Del Santo	Director	July 9, 2002

/s/ Jane Evans Jane Evans	Director	July 9, 2002

/s/ Richard Lochridge Richard K. Lochridge	Director	July 9, 2002

/s/ Barbara Munder Barbara A. Munder	Director	July 9, 2002

/s/ Thomas O’Malley Thomas D. O’Malley	Director	July 9, 2002

/s/ Nancy Pedot Nancy A. Pedot	Director	July 9, 2002

/s/ Walter Salmon Walter J. Salmon	Director	July 9, 2002

/s/ Thomas Stemberg Thomas G. Stemberg	Director	July 9, 2002

EXHIBIT INDEX

Exhibit
Number

4.1	Series H Preferred Stock Purchase Agreement between PETsMART and the other parties named therein, dated as of September 8, 1991.

4.2	Letter Agreement, dated January 25, 2002, by and between PETsMART, Inc. and Carrefour SA.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney is contained on the signature pages.

99.1	2002 Employee Stock Purchase Plan.